FOR IMMEDIATE RELEASE

The National Marijuana News: DigiPath Enables Balanced Cannabis News Reporting

July 15, 2014 - Los Angeles, CA DigiPath, Inc. (OTCQB: DIGP / “DigiPath”), a digital laboratory provider within the human, animal, and cannabis testing markets, announces the launch of The National Marijuana News (“TNMNews”). The balanced cannabis news site and talk radio show focus on the political, economic, medicinal, and cultural dimensions of the rapidly evolving—and profoundly controversial—medicinal and recreational marijuana industry.

“No plant has sparked more debate than the cannabis plant,” said Todd Denkin, President of DigiPath, Inc. “The industry and public demand objective data, and we are delivering through reliable third-party cannabis efficacy and safety testing, marijuana education and training, and now balanced media coverage.”

The weekly TNMNews radio program began airing each Wednesday at 12 p.m. Pacific Time on Live365 and Blog Talk Radio in June, 2014, following its soft launch. DigiPath intends to roll out the program to terrestrial radio stations in twenty major US markets over the next twelve months.

“The response has been overwhelming,” said TNMNews host Bruce Kelly, who has created and developed a number of radio platforms, including XM Radio. “We picked up 15,000 Facebook likes and logged hundreds of listening hours in the first two weeks. We’re making it real, and people are tuning in.”

Executive producer Martin Wagmaister, the driving force behind the project, says the main goal of TNMNews is to educate the public about the politics, economics, and social aspects of cannabis and the marijuana industry from diverse, and often dissenting, perspectives.

“One way we ensure our news coverage is balanced and unbiased is by maintaining strict separation of editorial decision-making from all corporate and sales influences, similar to how ABC, CBS, or NBC manages their news divisions,” said Wagmaister.

Wagmaister has produced Rick Dees In the Morning, On Air with Ryan Seacrest, and The Coca Cola Open Happiness Mix Show with Radio Express Inc.

This week TNMNews announced that radio legend Jackie “The Joke Man” Martling has just signed on as TNM News’ East Coast correspondent. Jackie began his broadcasting career on the Rick Dees morning show (KIIS FM in Los Angeles) in 1981 and went on to become the head writer and sidekick to legendary radio personality Howard Stern from 1983 to 2001. He now hosts Jackie’s Joke Hunt on SiriusXM.

We expect TNM News’ upcoming radio show guest lineup to include the following:

Aaron Justis

Board Member for the National Cannabis Industry Association

Owner of the Buds and Roses Collective

Sam Sabzehzar

Filmmaker and Co-founder of Medical Marijuana 411.Com

Karen O’ Keefe

Director of State Policies at the Marijuana Policy Project

Ray Mirzabegian

Director of Operations at Realm of Caring—California

Craig Ellins

Medical Marijuana Visionary

CEO of Growblox Sciences, Inc.

Mike Elliott

Executive Director of the Marijuana Industry Group—Colorado

Taylor West

Deputy Director of the National Cannabis Industry Association

Lester Grinspoon

Medical Marijuana Pioneer

Associate Professor Emeritus of Psychiatry at Harvard Medical School

Zoe Russell

Assistant Executive Director at R.A.M.P. (Republicans Against Marijuana Prohibition)

Amanda Reiman

California Policy Manager for the Drug Policy Alliance

Diane Goldstein

Law Enforcement Against Prohibition

Andy Harris, M.D.

Republican Congressman—Maryland

For more information about the TMN News, please call 702-527-2060 or go to: www.thenationalmarijuananews.com.

To book a guest, please contact:

Eddie Bernard

Edward@TNMNews.com

To advertise on TNM News, please contact:

Eddie Bernard

Edward@TNMNews.com

(310) 606-0912

About DigiPath, Inc.

DigiPath, Inc. was incorporated in Nevada on October 5, 2010. DigiPath is a digital laboratory provider within the human and animal testing markets. DigiPath is rapidly expanding operations into the laboratory education & training and cannabis testing markets. DigiPath provides affordable and accurate solutions that ensure patient safety. DigiPath through its subsidiaries focuses on digital pathology, botanical and nutri-pharmaceutical laboratories, and education. More information can be viewed at www.digipath.com and www.digipath.biz.

Information about Forward-Looking Statements

This press release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “might,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. An example of such forward looking statements in this press release include statements regarding the Company developing and completing new products and revenue growth. For a more detailed description of the risk factors and uncertainties affecting DigiPath, please refer to the Company’s recent Securities and Exchange Commission filings, which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact;

DigiPath, Inc

Investor Relations

888-552-4440

IR@digipath.com